First PacTrust Bancorp, Inc. Announces Appointment of Matthew Bonaccorso as Chief Credit
Officer of Pacific Trust Bank

Company Release — 11/29/2010 09:00

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the ‘Bank”), announced today that Matt Bonaccorso has entered into an Employment Agreement with the Company under which he will be appointed as Chief Credit Officer of the Bank.

Mr. Bonaccorso has over thirty years of commercial banking and entrepreneurial experience. Most recently, Mr. Bonaccorso served at U.S. Bank where he managed its Special Assets Group-West operation with offices in Los Angeles, San Francisco, San Diego, Newport Beach and Sacramento. Previously, he was EVP and Chief Credit Officer of California National Bank from 2001 to 2009. Prior to joining Cal National in 2001, Mr. Bonaccorso held executive positions at KnowledgeFirst, Inc., and at Bank of America. Mr. Bonaccorso is also licensed in the State of California as a CPA (inactive) and was formerly an accountant with Arthur Andersen & Company. Mr. Bonaccorso holds an undergraduate degree in Business Administration (Accountancy) from the University of Santa Clara and an MBA from the University of California, Los Angeles.

In commenting on Mr. Bonaccorso’s hiring, Gregory Mitchell, President and Chief Executive Officer of the Company, said: “We are excited that Matt has elected to join us in our transformation of Pacific Trust Bank. I have worked with Matt for more than nine years and feel fortunate that he has elected to join us and help Pacific Trust as we pursue our growth strategies. His banking and operational experience, as well as the insights he developed while working at KnowledgeFirst, will enhance our ability to pursue our growth in a prudent manner.”

Mr. Bonaccorso noted: “I look forward to working with Mr. Mitchell and the board of Pacific Trust Bank to execute the Bank’s growth strategy. It is truly an honor for me to have been selected as a member of the management team at the Bank. I believe that Pacific Trust is well-positioned to take advantage of current market conditions and to emerge as a leading community bank in Southern California.”

The Company and the Bank have entered into an employment agreement with Mr. Bonaccorso. As an inducement material to his entering into employment with the Company and the Bank, Mr. Bonaccorso was granted (i) 5,000 restricted shares of the Company’s common stock and (ii) a ten-year option to purchase 100,000 shares of the Company’s common stock at an exercise price per share of $11.36. The restricted shares and the option are scheduled to vest in one-third annual increments on November 23, 2011, 2012 and 2013. The vesting of any then-unvested portion of the option will accelerate if Mr. Bonaccorso’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in the employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Bonaccorso’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company). The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO, 619-691-1519 x-4474